EXHIBIT 99.1

Summit America agrees to sell Shop At Home minority interest, five TV stations to Scripps

For immediate release	(NASDAQ: SATH)
December 19, 2003

NAPLES, FLORIDA and NASHVILLE, TENNESSEE– Summit America Television, Inc. has reached a definitive agreement for The E.W. Scripps Company (NYSE: SSP) to acquire Summit America, including Summit’s 30 percent minority interest in the Shop At Home television retailing network and its five Shop At Home-affiliated broadcast television stations.

To acquire the five television stations and the 30 percent minority interest in Shop At Home, Scripps will pay $4.05 in cash per share, or about $184 million, for approximately 45 million fully-diluted outstanding shares of Summit common stock.

The transaction will be structured as a merger and will result in Scripps attaining 100 percent ownership of the Shop At Home Network. It also would result in Scripps controlling and owning Summit’s five television stations which broadcast Shop At Home programming in key major metropolitan markets, including San Francisco, Boston, Cleveland, Bridgeport, Conn., and Raleigh/Durham, N.C. The five television stations reach about 5.3 million cable television households.

Scripps acquired controlling interest (70 percent) of the Shop At Home Network from Summit in October 2002 for $49.5 million. The Network markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 45 million full-time equivalent U.S. households. Its offices and studio facilities are located in Nashville, Tennessee.

As part of the transaction, Scripps has agreed to forego repayment of a $47.5 million secured loan that Scripps extended to Summit as part of the 2002 acquisition of Shop At Home. Scripps also has agreed to forego redemption of $3 million in Summit preferred stock that Scripps holds, bringing the total consideration of the transaction to about $235 million.

The five television stations that will be acquired are KCNS, Channel 38, San Francisco; WMFP, Channel 62, Boston; WOAC, Channel 67, Cleveland; WSAH, Channel 43, Bridgeport; and WRAY, Channel 30, Raleigh/Durham.

The transaction requires approval by Summit shareholders and appropriate federal regulatory agencies. Assuming no unusual delays in securing the required approvals, the transaction should be completed by June 2004.

George Ditomassi, President of Summit America, stated: “We believe the sale to Scripps is a realization of our stated goal of maximizing shareholder value. We also are pleased that Scripps has reaffirmed its commitment to the Shop At Home Network by buying these additional assets, and we believe that Scripps is poised to further develop and expand the Network in order to realize its full potential.”

Avondale Partners, LLC, rendered a fairness opinion to Summit America with respect to the transaction.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995 — This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. Forward-looking statements include information relating to possible or assumed future results of operations of the Company, including those preceded by, followed by or that include the words “believes,” “projects,” “expects,” “anticipates” or similar expressions. These statements reflect the current views of the Company with respect to future events. The following important factors, in addition to those described in the Company’s filings with the SEC, could affect the future results of the Company, and could cause those results to differ materially from those expressed in the forward-looking statements: general economic and business conditions; anticipated trends in the Company’s business; existing and future regulations affecting the Company’s business; the Company’s successful implementation of its business strategy; fluctuations in the Company’s operating results; technological changes in the television and Internet industry; restrictions imposed by the terms of the Company’s indebtedness; and legal uncertainties. These forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to update or revise them, whether as a result of new information, future events or any other reason.

Contact:
George Ditomassi
(786) 206-0047
summitamerica@earthlink.net